UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):            September 15, 2005

UNOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington www.unova.com		98203-1264
(Address of principal executive offices and internet site)		(Zip Code)

Registrant’s telephone number, including area code:    (425) 265-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                              Other Events.

On September 15, 2005, UNOVA, Inc. and certain affiliates (collectively, “UNOVA”) entered into a Settlement Agreement and Release (the “Agreement”) to settle litigation with Tower Automotive Products Company, Inc. (“TAP”), Tower Automotive, Inc. (“TAI”) and Varnum, Riddering, Schmidt & Howlett LLP (“Varnum,” and, collectively with TAP and TAI, “Tower”).  Tower brought a civil action in Kent County Circuit Court, Case No. 02-02414-CK, entitled Tower Automotive Products Company, Inc. v Lamb Technicon Body and Assembly Systems, a division of UNOVA Industrial Automation Systems, Inc. (the “Michigan Litigation”).  This suit generally alleged a breach of contract involving a frame assembly production line.  UNOVA denied responsibility and filed a counterclaim against Tower.  Varnum has a contingent fee agreement with TAP and TAI relating to the Michigan Litigation.

TAP and TAI are subject to federal bankruptcy protection under Chapter 11 of the U.S. Code before the United States Bankruptcy Court for the Southern District of New York, in a case captioned In re: Tower Automotive, Inc., et. al., Case No. 05-10578 (ALG) (the “Bankruptcy Cases”), and the Agreement is conditioned on approval by the Bankruptcy Court.  Subject to entry of a Bankruptcy Court order approving the terms of the Agreement, the parties will seek dismissal with prejudice in the Michigan Litigation, the Bankruptcy Cases and any other judicial or government proceeding inside or outside the U.S. that was pending on September 15, 2005.  UNOVA and Tower will release each other from all claims that were or could have been asserted prior to or on such date.

On the eleventh calendar day after the date on which the Bankruptcy Court enters an order approving the terms of the Agreement, which order is satisfactory to the parties and becomes final and non-appealable, UNOVA will pay TAP or TAI or their designated affiliates the aggregate amount of $13.5 million.  As a result of the settlement, UNOVA expects to record a third quarter charge, net of the related tax benefit, of approximately $6.5 million within discontinued operations.

The Agreement is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.                              Financial Statements and Exhibits

(c)  Exhibits.

The following exhibit is attached as part of this report:

Exhibit Number	Description
99.1	Settlement Agreement and Release made as of September 15, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNOVA, INC.

By:	/s/ Janis L. Harwell
Janis L. Harwell
Senior Vice President and
General Counsel

September 21, 2005